Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Dyadic International, Inc. for registration of 5,581,484 shares of its common stock and to the incorporation by reference therein of our report dated March 27, 2006 with respect to the consolidated financial statements of Dyadic International, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants
West Palm Beach, Florida
December 15, 2006